SIDLEY AUSTIN LLP 1001 PAGE MILL ROAD BUILDING 1 PALO ALTO, CA 94304 +1 650 565 7000 +1 650 565 7100 FAX AMERICA • ASIA PACIFIC • EUROPE

November 2, 2017

Pandora Media, Inc.
2101 Webster Street, Suite 1650
Oakland, CA 94612

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:
Pandora Media, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) 480,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (ii) 61,961,860 shares of common stock, par value $0.0001 per share (the “Common Stock”, and together with the Series A Preferred Stock, the “Registered Shares”) initially issuable upon conversion of the Series A Preferred Stock. The Series A Preferred Stock and the Common Stock initially issuable upon conversion of the Series A Preferred Stock may be sold from time to time by the Selling Stockholder (as named in the Registration Statement).
We are delivering this opinion letter in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined the Registration Statement, the Company’s certificate of incorporation, the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”), the Investment Agreement, dated June 9, 2017, between the Company and Sirius XM Radio Inc. (the “Investment Agreement”) and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Certificate of Designation, the Investment Agreement and the issuance of the Registered Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed, without independent inquiry or investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Pandora Media, Inc.
November 2, 2017

to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that:

1.    The Common Stock will be validly issued, fully paid and non-assessable when:  (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and (ii) the Common Stock have been duly issued and delivered upon conversion of the Series A Preferred Stock in accordance with the Certificate of Designation and the Investment Agreement.
2.    The Series A Preferred Stock is validly issued, fully paid and non-assessable.
In rendering the opinion set forth in paragraph 1 above, we have assumed that at the time of conversion of any shares of Series A Preferred Stock there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s certificate of incorporation.
This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP